Exhibit 10.30

WARRANT EXERCISE AGREEMENT

This agreement (the “Agreement”) is entered into by and between Optical Cable Corporation, a Virginia corporation (“OCC”), and Applied Optical Systems, Inc. (“AOS”) as of this 30th day of October, 2009, at 11:15pm Plano, Texas time, and provides as follows:

RECITALS

WHEREAS, AOS owes OCC, among other amounts, (i) trade accounts payable (net) owed by AOS to OCC of approximately $1,515,373.35 as of October 17, 2009, and (ii) out-of-pocket expenses and other reimbursable business expenses owed by AOS to OCC of approximately $355,204.24 as of October 19, 2009,and;

WHEREAS, OCC was issued a Warrant to Purchase Preferred Stock dated April 22, 2005 from AOS (the “Warrant”), which, as amended, gives OCC the right to purchase Series A Preferred Shares equal to a fifty-six percent (56%) equity interest in AOS on a fully diluted, as converted basis, for a purchase price of $1.5 million;

WHEREAS, OCC has properly exercised the Warrant on October 30, 2009 at 11:15 pm, Plano, Texas time and OCC has the right to pay the exercise price to AOS in connection with the exercise of the Warrant by offsetting amounts owed by AOS to OCC;

NOW, THEREFORE, in consideration for the mutual covenants and promises, the sufficiency of which is hereby acknowledged by the parties, the parties agree as follows:

AGREEMENT

1. Warrant. OCC has properly exercised the Warrant and AOS shall issue OCC Series A Preferred Shares in AOS equal to fifty six percent (56%) of the outstanding equity of AOS on a fully diluted, as converted basis effective as of the execution of this Agreement (the “Preferred Shares”) in exchange for the consideration set forth in Section 2 hereof and the cancellation of the Warrant.

2. Exercise Price. OCC shall pay AOS the total sum of one million five hundred thousand dollars ($1,500,000) as the exercise price for the Warrant, in exchange for the Preferred Shares and cancellation of the Warrant set forth in Section 1 hereof. Such payment shall be made concurrently with the execution of this Agreement in the form of: (i) reducing the amount of trade accounts payable (net) balance owed by AOS to OCC as of close of business on October 30, 2009, (ii) reducing the amount of out-of-pocket expenses and other reimbursable business expenses owed by AOS to OCC as of the close of business on October 30, 2009, and (iii) with any remaining amount of such payment to be made in the form of cash from OCC to AOS, as set forth in Attachment 1 to this Agreement, attached hereto.

3. Certificates. Concurrently with the execution of this Agreement, AOS shall deliver to OCC certificates (the “Certificates”) representing 763,637 Preferred Shares, which equal fifty six percent (56%) of the outstanding equity of AOS on a fully diluted, as converted basis. AOS shall promptly cure any deficiencies with respect to the endorsement of the Certificates or other documents of conveyance with respect to the stock powers accompanying such Certificates.

4. Cancellation of Warrant. Following the exercise of the Warrant and the issuance of the Preferred Shares, the Warrant shall be deemed cancelled.

5. Confirmation of Representations. AOS hereby confirms that all of the representations and warranties set forth in the Warrant are true and accurate as of the effective date of this Agreement and that AOS has performed as of the effective date of this Agreement all of the covenants to be performed by AOS pursuant to the Warrant.

6. Entire Agreement; Amendment; Waiver. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. This Agreement shall not be amended or modified except by a written instrument duly executed by each of the parties hereto. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

7. Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original, and all of which counterparts taken together shall constitute but one and the same instrument.

8. Brokers and Agents. AOS and OCC each represents and warrants to the other that it has not employed any broker or agent in connection with the transactions contemplated by this Agreement and covenants and agrees to indemnify the other against all losses, damages or expenses relating to or arising out of claims for fees or commission of any broker or agent employed or alleged to have been employed by such party.

9. Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of Virginia, excluding its principles of conflicts of laws. Any disputes arising out of this Agreement or any of the transactions contemplated hereby shall be adjudicated in a State or Federal court of competent civil jurisdiction sitting in the City of Roanoke, Virginia and nowhere else. Each of the parties hereto hereby irrevocably submits to the jurisdiction of such court for the purposes of any proceeding arising out of this Agreement or any of the transactions contemplated hereby.

10. Severability. If any provision of this Agreement or the application thereof to any person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

OPTICAL CABLE CORPORATION

By:	/S/ NEIL D. WILKIN, JR.
Name: Neil D. Wilkin, Jr.
Title: Chairman, President and CEO

APPLIED OPTICAL SYSTEMS, INC.

By:	/S/ G. THOMAS HAZELTON, JR.
Name: G. Thomas Hazelton, Jr.
Title: General Manager

ATTACHMENT 1

to

Warrant Exercise Agreement

The $1,500,000 exercise price paid in connection with OCC’s exercise of the Warrant was paid to AOS in the following manner:

(i)	Cash*	$0

(ii)	Reduction of the amount of Trade Accounts Payable owed by AOS to OCC (net)	$1,500,000

(iii)	Reduction of the amount of Out-of-pocket expenses and other reimbursable business expenses owed by AOS to OCC	$0

	TOTAL	$1,500,000

Any cash was paid by transfer of funds to an account in the name of AOS to which OCC’s finance team can access for the purpose of paying down accounts payable amounts owed by AOS to third parties.